Exhibit (4)(b)

Form of Variable Annuity Contract (B Unit)

A MISSOURI STOCK COMPANY • HOME OFFICE: JEFFERSON CITY, MISSOURI 65101

ADMINISTRATIVE OFFICE: CEDAR RAPIDS, IOWA 52499

1-800-866-6007

We, Providian Life and Health Insurance Company, have issued this Contract on the life of the Annuitant in consideration of our receipt of your Initial Purchase Payment.

This plan provides a monthly Annuity Payment for the life of the Annuitant. Payments start on the Annuity Date.

Benefits under this Contract when based on the investment experience of a separate account are variable and are not guaranteed as to amount.

FREE LOOK PERIOD - RIGHT TO CANCEL CONTRACT

If for any reason you are not satisfied with this Contract, you may return it to us within 10 days (20 days if this Contract is replacing a previously existing life insurance or annuity contract) of the date you received it. You may return it by delivering or mailing it to our Administrative Office, Mail Station 4210, 4333 Edgewood Road NE, Cedar Rapids. IA 52499, or to the agent from whom you purchased this Contract. If returned, the Contract shall be void from the Contract Date. We will return the Accumulated Value of your Contract, as of the date we receive it, plus any loads, fees, and/or Premium Taxes that may have been subtracted from your Purchase Payment(s).

This is a legal contract between you and us. READ THE CONTRACT CAREFULLY.

We have caused this Contract to be signed by our President and Secretary.

/s/ Susan E. Martin	/s/ David. J. Miller
Susan E. Martin	David. J. Miller
Secretary	President

Flexible Premium Multi-Funded Variable Deferred Annuity Contract

The Details Of The Variable Provision Begin On Page 6

Nonparticipating

THE FIVE-YEAR GUARANTEED EQUITY FIXED ACCOUNT OPTION DOES NOT PROVIDE CASH SURRENDER VALUES PRIOR TO THE END OF THE GUARANTEE PERIOD

NA103A(9/94)	Page 1

Contract Schedule Page

Please address all correspondence to Providian Life and Health Insurance Company, Annuity Administrative Office, P.O. Box 32700, Louisville, Kentucky 40232. Include the Contract Number on all correspondence in order to facilitate the processing of the request.

Contract Schedule

Contract Owner	PRINT MOVE TO CR	Contract Number:	PRTL0INB1CA
Joint Owner:	N/A	Contract Date:	05/18/1998
Annuitant:	PRINT MOVE TO CR	Annuity Date	11/10/2036
Annuitant’s Beneficiary:	N/A	Initial Purchase Payment:	$50,000.00

Each Subaccount of the Providian Life and Health Insurance Company Separate Account V offered in this Contract invests in a corresponding portfolio of the Providian Life and Health Personal Manager Fund (the “Fund”). These portfolios are listed below. The allocation of the initial Net Purchase Payment that you chose is also shown below. Your initial Net Purchase Payment will be invested in the Fidelity Money Market Portfolio until the end of the Free Look Period, at which time it will be invested as shown below.

Separate Account Allocations

Fidelity Money Market Portfolio	0%
Dreyfus Managed Assets Portfolio	0%
Fidelity Asset Manager Portfolio	0%
Strong Discovery Fund II	0%

Fixed Account Allocations

One Year Guaranteed Index Rate Option	0%
Five Year Guaranteed Index Rate Option	0%
Five Year Guaranteed Equity Option	0%

Partial and Full Withdrawals

Withdrawal Factors: Withdrawal Factors are used to calculate fees for full and partial withdrawals. The .00 Withdrawal Factor results in no penalty.

Contract Year	1	2	3	4	5	6	Thereafter
Withdrawal Factor	.06	.05	.04	.03	.02	.01	.00

These Withdrawal Factors apply in each of the first six Contract Years. For one partial or full surrender each Contract Year (“First Withdrawal”), a Withdrawal Factor of .00 will apply to that portion of the withdrawal which is equal to or less than 10% of the Accumulated Value as of the Contract Date or, if more recent, the last Contract Anniversary (the “Penalty Free Amount”). The Withdrawal Factors shown above apply to any portion of the First Withdrawal in excess of that 10% and all other partial or full withdrawals after the First Withdrawal in each of the first six Contract Years.

Contract Charges:

•	Daily charge corresponding to an annual charge of .15% of the value of the Subaccounts, plus a $30 annual fee to cover the cost of administering the Contract

•	Daily charge corresponding to an annual charge of 1.25% of the value of the Subaccounts per year for mortality and expense risk.

NA102A	Page 3

Definitions

Whenever used in this Contract, the following shall mean:

Adjusted Death Benefit

During the first six Contract Years, the Adjusted Death Benefit will be equal to the sum of all Net Purchase Payments made less any partial withdrawals. During each subsequent six-year period, the Adjusted Death Benefit will be equal to the Death Benefit on the last day of the previous six-year period, plus any Net Purchase Payments made, less any partial withdrawals made during the current six-year period. For any six-year period after the one in which the Annuitant attains age 75, the Adjusted Death Benefit will be equal to the Death Benefit on the last day of the six-year period before age 75 occurs, plus any Net Purchase Payments subsequently made, less any partial withdrawals subsequently taken.

Annuitant

The person whose life is used to determine the duration of any Annuity Payments and upon whose death, prior to the Annuity Date, benefits under this Contract are paid.

Annuitant’s Beneficiary

The person or persons to whom any benefits are due upon the Annuitant’s death.

Annuity Date

The date on which Annuity Payments begin. The Annuity Date is always the first day of a month.

Annuity Payment

One of a series of payments made under an Annuity Payment Option. Annuity Payments are based on the lifetime or life expectancy of the Annuitant unless an Annuity Income option which pays only for a Period Certain is elected.

Annuity Payment Option

One of several ways in which the Accumulated Value of this Contract can be paid. Under a Fixed Annuity Option, the dollar amount of each Annuity Payment does not change over time. Under a Variable Annuity Option, the dollar amount of each Annuity Payment may change over time, depending upon the investment experience of the underlying portfolio or portfolios you choose. Annuity Payments are based on the Contract’s Accumulated Value as of 10 Business Days prior to the Annuity Date.

Annuity Unit

Unit of measure used to calculate Variable Annuity Payments.

Business Day

A day when the New York Stock Exchange is open for trading.

Contract Anniversary

Any anniversary of the Contract Date.

Contract Date

The date of issue of this Contract.

Contract Year

A period of 12 months starting with the Contract Date or any Contract Anniversary.

Death Benefit

The Contract’s Accumulated Value on the date we receive proof of the Annuitant’s death or, if greater, the Adjusted Death Benefit.

Exchange

One Exchange will be deemed to occur with each voluntary transfer from any Subaccount.

Initial Purchase Payment

The first payment you make to purchase this Contract. The Initial Purchase Payment must be at least $5,000 for Non-Qualified Contracts and $2,000 (or $50 if payments are to be made by monthly payroll deduction) for Qualified Contracts. In no event, however, can the Initial Purchase Payment be greater than $1,000,000, without our consent. The Initial Purchase Payment less any applicable Premium Tax, will be credited to your Accumulated Value within two Business Days after we receive your Initial Purchase Payment.

Net Purchase Payment

Any Purchase Payment less any applicable Premium Tax.

Non-Qualified Contract

Any contract other than those described under the Qualified Contract definition in this Definitions section.

Owner’s Designated Beneficiary

The person you designate to receive your interest in this Contract if you die before the Annuity Date, pursuant to Section 72(s) of the Internal Revenue Code of 1986, as amended.

Payee

You, the Annuitant, the Beneficiary, or any other person, estate, or legal entity to whom benefits are to be paid.

Premium Tax

A regulatory tax that may be assessed by your state on the Purchase Payments you make to this Contract. The amount which we must pay as Premium Tax will be deducted from each Purchase Payment or from your Accumulated Value as it is incurred by us.

Proof of Death

A certified death certificate; a certified decree from a court of competent jurisdiction as to the finding of death; a written statement by a medical doctor who attended the deceased; or any other proof satisfactory to us.

Purchase Payment

An amount you invest in this Contract. Purchase Payments after the Initial Purchase Payment may be made at anytime prior to the Annuity Date as long as the Annuitant is living. Each Purchase Payment after the Initial Purchase Payment must be at least $1,000 for Non-Qualified Contracts or $50 for Qualified Contracts. The total of all Purchase Payments may not exceed $1,000,000 without our consent. Net Purchase Payments received prior to the close of the New York Stock Exchange will be credited to your Accumulated Value at the close of business that same day. Net Purchase Payments received after the close of the New York Stock Exchange will be credited the following Business Day.

Qualified Contract

An annuity contract as defined under Sections 401(a), 403(b) and 408(b) of the Internal Revenue Code of 1986, as amended (the “Code”).

SEC

The Securities and Exchange Commission.

Separate Account

The Providian Lift and Health Insurance Company Separate Account V. The Separate Account consists of assets that are segregated by us and invested in the Fund(s) as shown on the Schedule Page. The investment performance of the Separate Account is independent of the performance of the general assets of the Company.

Subaccount

That portion of the Separate Account which invests in shares of the Fund(s) portfolios. Each Subaccount will invest only in a single portfolio. The investment performance of each Subaccount is linked directly to the investment performance of the underlying portfolio of the Fund(s).

We, Us, Ours

“We” means Providian Life and Health Insurance Company. “Us,” “our” and “ours” also refer to Providian Life and Health Insurance Company.

Written Request (or Written Notice)

Any notice, change or request in writing by you to us. It is how you let us know any requests you have or changes you want to make to this Contract. Such request must be in a format and content acceptable to us. A signature guarantee may be required for your protection.

You, Your, Yours

“You” refers to the purchaser (“Owner”) of this Contract unless another Owner is named by you, the purchaser. The term shall also include any person named as Joint Owner. A Joint Owner shares ownership in all respects with the Owner. The Owner has the right to assign ownership to a person or party other than himself. “Your” and “Yours” also refer to the Owner and the Joint Owner.

The Separate Account

Nature of the Separate Account

The Separate Account is registered with the SEC under the Investment Company Act of 1940 as a Unit Investment Trust type of investment company. It is also subject to the laws of Missouri. We established the Separate Account to support variable annuity contracts. We own the assets of the Separate Account and keep them separate from the assets of our general investment account.

We use the assets of the Separate Account to buy shares in the Fund(s). The Separate Account has Subaccounts which are invested in corresponding specific portfolios of the Fund(s). Income and realized and unrealized gains and losses from assets in each Subaccount are credited to, or charged against, the Subaccount without regard to income, gains or losses in our other investment accounts.

We will determine the value of the assets in the Separate Account at the end of each Business Day. In order to determine the value of an asset on a day that is not a Business Day, we will use the value of that asset as of the end of the next Business Day on which trading takes place.

We will always keep assets in the Separate Account with a value at least equal to the total investment amount under contracts similar to this one. To the extent those assets do not exceed this total, we use them to support only those contracts and do not use those assets to support any other business. We may use any excess over this amount in any way we choose.

Subaccounts

The Separate Account has several Subaccounts. Each Subaccount invests in a corresponding portfolio of the Fund(s). The portfolios available on the Contract Date are listed on the Contract Schedule Page.

Allocations to the Subaccounts

You determine, using whole percentages, what portion of the initial Net Purchase Payment will be allocated among the Subaccounts. The Contract Schedule Page will show your initial allocation percentages. You may choose to allocate nothing to a particular Subaccount. The minimum balance for each Subaccount must be at least $1,000.

You may change the allocation percentages for additional Net Purchase Payments at anytime. The change will take effect on the date we receive notice from you by phone or in writing.

Exchanging Units

Exchanges

You may make as many exchanges among Subaccounts during a Contract Year as you wish, provided you maintain a minimum balance of $1,000 in any Subaccount to which you have allocated Net Purchase Payments. Exchanges may be subject to an administrative charge, as shown on the Contract Schedule Page.

Exchanges may be made by phone or in writing.

If you make an exchange from one Subaccount to any of the other Subaccounts at anytime prior to the Annuity Date, we will reduce the value of that Subaccount by the amount exchanged.

Partial or Full Withdrawals

You may make a partial or full withdrawal of your Accumulated Value at anytime before the Annuity Date. You may not make a partial or full withdrawal after the Annuity Date. You may elect to have the full withdrawal amount paid in a lump sum, or you may elect to have it all paid out under an Annuity Payment Option.

If you make a partial or full withdrawal (including a systematic withdrawal) at anytime during the first six Contract Years, we have the right to reduce the amount withdrawn by an amount equal to (a) the applicable Withdrawal Factor, if any, shown on the Contract Schedule Page, multiplied by (b) the amount of the withdrawal which exceeds the Penalty Free Amount. As a result, you will receive a withdrawal amount equal to the amount withdrawn from the Subaccounts less the applicable charges described above, if applicable.

The value of that Subaccount will be reduced by an amount equal to the amount withdrawn.

On the date we receive your Written Request for a partial withdrawal, the Accumulated Value will be reduced by an amount equal to the withdrawal amount, subject to the following:

1.	Partial withdrawals will be deducted as directed by you in your Written Request for partial withdrawal. In the absence of specific direction from you, we will make deductions from the Subaccounts to which you have allocated Net Purchase Payments on a pro rata basis.

2.	The minimum partial withdrawal is $500.

3.	If a partial withdrawal or exchange would reduce the value in a Subaccount to less than $1,000, the remaining balance in that Subaccount will be transferred to the other Subaccounts in which the Contract’s Accumulated Value is then allocated on a pro rata basis. If the balance under this Contract is less than $1,000, we reserve the right to liquidate the account. You will be notified if your balance is below the minimum, and will be given 60 days in which to make an additional Purchase Payment.

On the date we receive your Written Request for full withdrawal, the amount payable is the Accumulated Value.

Systematic Withdrawal Option

You may elect to have a specified dollar amount withdrawn from that portion of your Contract’s Accumulated Value which is allocated to the Subaccounts, on a monthly, quarterly, semiannual or annual basis. The minimum amount for each withdrawal is $250.

You may elect this option by completing a Systematic Withdrawal Request Form. We must receive it at least 30 days prior to the date you want systematic withdrawals to begin. We will process each systematic withdrawal on the date and at the frequency specified by you in your Systematic Withdrawal Request Form. We will forward the withdrawal amount to you within 10 Business Days of the process date.

You may change the amount to be withdrawn or elect to cancel this option at anytime provided we receive Written Notice at least 30 days prior to the next systematic withdrawal date.

We reserve the right to discontinue offering this systematic withdrawal option upon 30 days’ Written Notice. We also reserve the right to charge a fee for administering this option. Any fee we may charge will be shown on the Contract Schedule Page.

Dollar Cost Averaging

If you have at least $5,000 of Accumulated Value in the money market portfolio, you may elect to have a specified dollar amount transferred from that Subaccount to other Subaccounts on a monthly basis.

The minimum amount you may transfer each month is $250 for each Subaccount. The maximum amount you may transfer is equal to the value of the money market portfolio when you made your election, divided by 12. You may change the amount to be transferred once each Contract Year provided we receive notice by phone or in writing at least seven days prior to the next transfer date.

We will make this transfer on the same date each month as the Contract Date. The dollar amount will be allocated to the Subaccounts in the proportions you specified in your notice. If, on any transfer date, the value in the money market portfolio is equal to or less than the amount you elected to have transferred, we will transfer the entire amount and this option will no longer be in effect.

You may cancel this option at anytime provided we receive notice by phone or in writing at least seven days prior to the next transfer date.

Accumulated Value

Accumulated Value

On the Contract Date, the Accumulated Value is equal to your initial Net Purchase Payment. On any Business Day after the Contract Date, the Accumulated Value is equal to the Accumulated Value from the previous Business Day

PLUS:

1.	Any Additional Net Purchase Payments received; and

2.	Any increase in the value of the Subaccount(s), due to investment results, to which the Accumulated Value is allocated;

LESS:

1.	Any decrease in the value of the Subaccount(s), due to investment results, to which the Accumulated Value is allocated;

2.	A charge, as described on the Contract Schedule Page, for mortality and expense risks assumed by us;

3.	A charge, as described on the Contract Schedule Page, to cover our costs in administering the Contract;

4.	An administrative charge, as described on the Contract Schedule Page, for certain exchanges made; and

5.	Any withdrawals.

Death Benefit

Death Benefit Prior to the Annuity Date

We will pay the Death Benefit to the Annuitant’s Beneficiary when we receive proof that the Annuitant died prior to the Annuity Date. The Death Benefit may be paid as a lump sum cash benefit or an annuity payment benefit. If you and the Annuitant are the same person and the Annuitant’s Beneficiary is your surviving spouse, then the Annuitant’s Beneficiary may elect to be treated as the Owner’s Designated Beneficiary pursuant to the “Owner’s Death Before Entire Interest is Distributed” provision.

Ownership, Assignment and Beneficiary

Ownership of the Contract

The Annuitant is the Owner unless you have designated another person as Owner. During the Annuitant’s lifetime, all rights and privileges under this Contract may be exercised solely by you. From time to time, we may require proof that the Annuitant is still living.

Assignment of the Contract

We are not responsible for the validity or effect of any assignment. No assignment will be recognized until we receive Written Notice. The interest of any Annuitant’s Beneficiary which the assignor has the right to change shall be subordinate to the interest of an assignee. Any amount paid to the assignee shall be paid in one sum, notwithstanding any settlement agreement in effect at the time the assignment was executed. We shall not be liable as to any payment or other settlement made by us before we acknowledged the notice.

Annuitant’s Beneficiary

You may name an Annuitant’s Beneficiary in writing. You may make this designation irrevocable by a Written Notice filed and approved by us. An irrevocable Annuitant’s Beneficiary may be changed only with his or her own written consent. Changes in Annuitant’s Beneficiary must be made by Written Notice to us. The change will take effect on the date the notice is signed. We will acknowledge in writing receipt of the notice. The change will not affect any payment made or other action taken before we acknowledged the notice.

Death of Annuitant

Annuitant’s Death Prior to Annuity Date

If the Owner and the Annuitant are different and if the Annuitant dies prior to the Annuity Date, the following will apply unless you have made other provisions:

1.	If there is more than one Annuitant’s Beneficiary, each will share equally.

2.	If one of two or more Annuitant’s Beneficiaries has already died, that share of the death benefit will be paid equally to the survivor(s).

3.	If no Annuitant’s Beneficiary is living, the proceeds will be paid to you, your legal representatives or assigns.

4.	If an Annuitant’s Beneficiary dies at the same time as the Annuitant, the proceeds will be paid as though the Annuitant’s Beneficiary had died first.

5.	If an Annuitant’s Beneficiary dies within 15 days after the Annuitant’s death and before we receive due proof of the Annuitant’s death, proceeds will be paid as though the Annuitant’s Beneficiary had died first.

The Annuitant’s Beneficiary may choose to receive a lump sum payment or to receive a series of payments under one of the Annuity Payment Options available under the Contract.

Annuitant’s Death After Annuity Date

If the Annuitant dies on or after the Annuity Date, any unpaid Payments Certain will be paid to the Annuitant’s Beneficiary.

Death of Annuitant’s Beneficiary

Death of Annuitant’s Beneficiary

If an Annuitant’s Beneficiary who is currently receiving Annuity Payments dies, any remaining Payments Certain will be paid to that Annuitant’s Beneficiary’s named beneficiary as they come due.

Death of Owner

Owner’s Death Before Entire Interest is Distributed

If you die before the entire interest in the Contract is distributed:

1.	The following applies:

(a)	If you die on or after the Annuity Date, the remaining portion of such interest will be distributed at least as rapidly as under the method of distribution being used as of the date of death; and

(b)	If you die before the Annuity Date, the entire interest in this Contract will be distributed as follows:

1)	within five years after the date of the Owner’s death;

2)	over the lifetime of the Owner’s Designated Beneficiary of this Contract; or

3)	over a period that does not exceed the life expectancy, as defined by Internal Revenue Code regulations, of the Owner’s Designated Beneficiary of this Contract.

Subparagraphs 2) and 3) apply only to individuals, and such payments must start within one year of the date of such Owner’s death. For IRAs, any annuity option chosen must meet the requirements of the Internal Revenue Code.

2.	Special rule where surviving spouse is the Owner’s Designated Beneficiary: If the Owner’s Designated Beneficiary is your surviving spouse, then subparagraph (b) above shall be applied by treating your spouse as the original contract owner. The surviving spouse may elect to become the owner under the contract and to treat the Contract as his or her own.

Special Rules for Nonnatural Owners

If a nonnatural person is named as Owner of this Contract, then the Annuitant shall be treated as the Owner and the entire interest in this Contract must be distributed within five years of: (1) the Annuitant’s death prior to the Annuity Date, or (2) a change in the Annuitant.

General Provisions

Entire Contract

The entire contract consists of this Contract, including riders or endorsements. Changes to this Contract are not valid unless we make them in writing. They must be signed by one of our Executive Officers. No agent has the authority to change this Contract or to waive any of its provisions.

Incontestability

This Contract is incontestable from the Contract Date.

Nonparticipating

This Contract is nonparticipating. This means we do not pay dividends on it. The Contract will not share in our profits or surplus.

Protection of Proceeds and Payments

To the extent permitted by law, neither the proceeds nor any payments under this Contract shall be subject to the claims of creditors or legal process.

Annual Statement

You will receive an annual statement once each year. It will show such things as the beginning and ending account values, as well as any Additional Purchase Payments, withdrawals, exchanges, or charges for the year that apply to this Contract. The statement may contain other information required by law or regulation.

Misstatement of Age or Sex

If the Annuitant’s age or sex is misstated, payments will be adjusted to the amount which would have been provided for at the correct age or sex. If payments have already commenced and the misstatement has caused an underpayment, the full amount due will be paid with the next scheduled payment. If the misstatement has caused an overpayment, the amount due will be deducted from one or more future payments.

Deferment of Payment

If a lump sum or cash withdrawal is to be paid from the Separate Account, payment will be made within seven calendar days from the date the election becomes effective.

We may defer payment in cases where the New York Stock Exchange is closed or trading has been restricted by the SEC, or when the SEC allows us to defer payments in order to protect our Contract Owners.

Contract Amendment

We will amend this Contract from time to time in cases where we are acting to comply with the United States Internal Revenue Code and/or regulations of the United States Treasury Department, or are acting to maintain the tax-deferred status of this Contract, pursuant to those provisions or regulations.

Rights Reserved by the Company

Subject to any required approval by the SEC, the Missouri Department of Insurance, and any other regulatory authority, we reserve the right to take certain actions. These actions include:

1.	To deregister the Separate Account under the Investment Company Act of 1940;

2.	To combine any two or more separate accounts;

3.	To operate the Separate Account as a management investment company or any other form permitted by law;

4.	To substitute shares of another fund or units of a trust if shares of the Fund(s) are not available, or if, in our judgment, further investment in such shares is no longer appropriate; and

5.	To add or delete funds (including the Fund(s)), portfolios and corresponding Subaccounts.

Annuity Payment Options

You may elect that Annuity Payments be received on a fixed basis, a variable basis, or some combination of both.

Proceeds

The Normal Annuity Date is the first day of the month following the Annuitant’s 85th birthday. However, you may choose to advance or defer the Annuity Date. You must make this request in writing at least 30 days prior to the requested Annuity Date and during the Annuitant’s lifetime. On the Annuity Date the proceeds to be applied under a Payment Option will be equal to the Contract’s Accumulated Value 10 Business Days prior to the Annuity Date less any applicable Premium Tax.

Annuity Payments

Annuity Payments are made monthly starting on the Annuity Date. The Annuity Payments are guaranteed to be no less than the amount provided by the Annuity Tables. The minimum payment is $100. The number of payments made in a year may be adjusted to maintain this minimum. If the Accumulated Value is less than $5,000, we have the right to pay that amount in a lump sum. We may require proof of the Annuitant’s age before making payments. From time to time, we may require proof that the Annuitant is living.

Payment Options

1.	Life Annuity - We will make monthly Annuity Payments for the life of the Annuitant, ceasing with the last payment due prior to his death.

2.	Life Annuity with 120, 180 or 240 Monthly Payments Certain - We will make monthly Annuity Payments for the life of the Annuitant, or if the Annuitant dies for 120, 180 or 240 months as elected. If, at any given age, the same amount would be payable for different periods certain, we will deem an election to have been made for the longest period certain which could have been elected at such age for such amount.

3.	Installment or Unit Refund Life Annuity - We will make monthly Annuity Payments for the life of an Annuitant, with a Period Certain determined by dividing the Accumulated Value by the first Annuity Payment.

4.	Joint and Last Survivor Annuity - We will make monthly Annuity Payments for the life of two Annuitants and thereafter for the life of the Survivor, ceasing with the last payment due prior to the Survivor’s death.

5.	Designated Period Annuity - We will make monthly Annuity Payments for a Period Certain which may be from 10 to 30 years, as elected. This option is available on a fixed basis only.

Annuity Tables

The Annuity Tables show the guaranteed minimum amount of monthly Annuity Payment for each $1,000 of Accumulated Value for each Fixed Annuity Option. We may, at the time of election of a Fixed Annuity Payment Option, offer more favorable rates in lieu of the guaranteed rates shown in the Annuity Tables. The amount of each Annuity Payment will depend on the Annuitant’s sex and age on the birthday nearest to the date the first Annuity Payment is due.

We base the tables for the first four Options on the 1983 Table “A” Mortality Table projected for mortality improvement to the year 2000 using Projection Scale G and an interest rate of 4% a year. The table for Option 5 is based on an interest rate of 4% a year. On request we will furnish the amount of monthly Annuity Payment per $1,000 applied for any ages not shown. We will treat any Payee who is over age 85 at the date Annuity Payments begin as being age 85 on that date.

Fixed Payment Amounts

With respect to a Fixed Payment Option, the amounts shown on the tables represent the guaranteed minimum for each Annuity Payment.

Variable Payment Amounts

With respect to a Variable Payment Option, the amounts shown on the tables represent the first Annuity Payment, based on the assumed interest rate of 4%. The amount of each Annuity Payment after the first is determined by means of Annuity Units.

The number of Annuity Units is determined by dividing the first Annuity Payment by the Annuity Unit value for the selected Subaccount 10 Business Days prior to the Annuity Date. The number of Annuity Units for the Subaccount then remains fixed, unless an exchange of Annuity Units is made. After the first Annuity Payment, the dollar amount of each subsequent Annuity Payment is equal to the number of annuity units multiplied by the Annuity Unit Value for the Subaccount 10 Business Days before the due date of the Annuity Payment.

The Annuity Unit Value for each Subaccount was established at $10. The Annuity Unit Value for any subsequent Business Day is equal to (a) times (b) times (c), where:

(a)	is the Annuity Unit Value on the immediately preceding Business Day;

(b)	is the Net Investment Factor for the day;

(c)	is the Investment Result Adjustment Factor (.99989255 per day), which recognizes an assumed interest rate of 4% per year used in determining the Annuity Payment Amounts.

The Net Investment Factor is a factor applied to a Subaccount that reflects daily changes in the value of the Subaccount due to:

(a)	Any increase or decrease in the value of the Subaccount due to investment results.

(b)	A charge, as described on the Contract Schedule Page, for mortality and expense risks assumed by us.

(c)	A charge, as described on the Contract Schedule Page, to cover the cost of administering the account.

When annuity payments begin, neither expenses actually incurred other than taxes on the investment return, nor mortality actually experienced, shall adversely affect the dollar amount of variable annuity payments.

Annuity Tables
Guaranteed Minimum
Options One	Amount of Monthly Payment
Two and Three	For Each $1,000 Applied

Male	Single Life Annuities

	Monthly		Age of	Monthly Payments Certain				Install- ment	Age of	Monthly Payments Certain				Install- ment
Age of	Payments Certain
Payee	120	240	Payee	None	120	180	240	Refund	Payee	None	120	180	240	Refund
20	3.73	3.72	43	4.29	4.27	4.25	4.22	4.22	65	6.28	6.05	5.77	5.41	5.84
21	3.74	3.73	44	4.34	4.32	4.29	4.26	4.26	66	6.45	6.18	5.86	5.47	5.97
22	3.75	3.74	45	4.39	4.36	4.34	4.30	4.31	67	6.63	6.32	5.96	5.53	6.10
23	3.76	3.75	46	4.44	4.42	4.38	4.34	4.35	68	6.83	6.47	6.06	5.58	6.25
24	3.77	3.76	47	4.49	4.47	4.43	4.38	4.40	69	7.04	6.62	6.16	5.63	6.40

25	3.78	3.77	48	4.55	4.52	4.48	4.43	4.45	70	7.27	6.78	6.26	5.68	6.56
26	3.80	3.78	49	4.61	4.58	4.54	4.48	4.50	71	7.51	6.94	6.35	5.72	6.72
27	3.81	3.80	50	4.68	4.64	4.59	4.53	4.56	72	7.76	7.10	6.44	5.76	6.90
28	3.83	3.81	51	4.75	4.70	4.65	4.58	4.62	73	8.03	7.27	6.53	5.80	7.09

29	3.84	3.83	52	4.82	4.77	4.71	4.63	4.68	74	8.32	7.44	6.62	5.83	7.28
30	3.86	3.85	53	4.89	4.84	4.78	4.69	4.74	75	8.63	7.61	6.70	5.86	7.49
31	3.88	3.87	54	4.97	4.92	4.84	4.74	4.81	76	8.97	7.78	6.78	5.89	7.71
32	3.91	3.89	55	5.06	4.99	4.91	4.80	4.88	77	9.32	7.96	6.85	5.91	7.95

33	3.93	3.91	56	5.15	5.08	4.99	4.86	4.96	78	9.71	8.13	6.92	5.93	8.20
34	3.95	3.93	57	5.24	5.16	5.06	4.92	5.03	79	10.12	8.30	6.98	5.95	8.46
35	3.98	3.96	58	5.34	5.25	5.14	4.98	5.12	80	10.56	8.46	7.04	5.96	8.74
36	4.01	3.99	59	5.45	5.35	5.22	5.04	5.20	81	11.02	8.62	7.09	5.98	9.04

37	4.04	4.01	60	5.57	5.45	5.31	5.10	5.30	82	11.53	8.77	7.14	5.99	9.36
38	4.08	4.04	61	5.69	5.56	5.39	5.17	5.39	83	12.06	8.92	7.18	5.99	9.69
39	4.11	4.07	62	5.82	5.67	5.48	5.23	5.50	84	12.63	9.06	7.21	6.00	10.04
40	4.15	4.11	63	5.96	5.79	5.58	5.29	5.60	85 &
41	4.19	4.14	64	6.11	5.92	5.67	5.35	5.72	Over	13.23	9.19	7.24	6.00	10.42
42	4.23	4.18

Female

	Monthly		Age of	Monthly Payments Certain				Install- ment	Age of	Monthly Payments Certain				Install- ment
Age of	Payments Certain
Payee	120	240	Payee	None	120	180	240	Refund	Payee	None	120	180	240	Refund
20	3.67	3.67	43	4.05	4.05	4.04	4.02	4.02	65	5.60	5.49	5.36	5.16	5.36
21	3.68	3.67	44	4.09	4.08	4.07	4.06	4.06	66	5.73	5.61	5.46	5.23	5.46
22	3.68	3.68	45	4.13	4.12	4.11	4.09	4.09	67	5.87	5.73	5.56	5.30	5.58
23	3.69	3.68	46	4.17	4.16	4.15	4.13	4.13	68	6.02	5.86	5.66	5.37	5.70
24	3.69	3.69	47	4.21	4.20	4.19	4.17	4.17	69	6.18	6.00	5.76	5.43	5.83

25	3.70	3.70	48	4.26	4.24	4.23	4.20	4.21	70	6.36	6.15	5.87	5.50	5.96
26	3.71	3.70	49	4.30	4.29	4.27	4.25	4.25	71	6.55	6.30	5.98	5.56	6.11
27	3.72	3.71	50	4.35	4.34	4.32	4.29	4.30	72	6.76	6.46	6.09	5.62	6.26
28	3.73	3.72	51	4.41	4.39	4.37	4.33	4.34	73	6.98	6.63	6.20	5.67	6.43

29	3.74	3.73	52	4.46	4.44	4.42	4.38	4.39	74	7.22	6.80	6.31	5.72	6.61
30	3.75	3.75	53	4.52	4.50	4.47	4.43	4.45	75	7.49	6.98	6.41	5.77	6.79
31	3.77	3.76	54	4.59	4.56	4.53	4.48	4.50	76	7.77	7.17	6.52	5.81	6.99
32	3.78	3.77	55	4.65	4.63	4.59	4.13	4.56	77	8.07	7.36	6.61	5.84	7.21
33	3.80	3.79	56	4.72	4.69	4.65	4.59	4.62	78	8.40	7.55	6.71	5.87	7.43

34	3.81	3.80	57	4.80	4.76	4.72	4.65	4.69	79	8.75	7.75	6.79	5.90	7.68
35	3.83	3.82	58	4.88	4.84	4.78	4.71	4.75	80	9.14	7.95	6.87	5.92	7.93
36	3.85	3.84	59	4.96	4.92	4.86	4.77	4.83	81	9.55	8.14	6.95	5.94	8.21

37	3.88	3.86	60	5.05	5.00	4.93	4.83	4.90	82	10.00	8.33	7.01	5.96	8.51
38	3.90	3.89	61	5.15	5.09	5.01	4.89	4.98	83	10.49	8.51	7.07	5.97	8.82
39	3.93	3.91	62	5.25	5.18	5.09	4.96	5.07	84	11.02	8.69	7.12	5.98	9.16
40	3.95	3.94	63	5.36	5.28	5.18	5.03	5.16	85&
41	3.98	3.96	64	5.47	5.38	5.27	5.10	5.26	Over	11.59	8.86	7.17	5.99	9.51
42	4.01	3.99

Guaranteed Minimum
Option	Amount of Monthly Payment
Four	For Each $1,000 Applied (con’d)
Joint and Last Survivor Annuity

Age of Male Payee	Age of Female Payee																					Age of Male Payee
	55	56	57	58	59	60	61	62	63	64	65	66	67	68	69	70	71	72	73	74	75
50	4.21	4.23	4.25	4.28	4.30	4.32	4.34	4.36	4.38	4.40	4.42	4.43	4.45	4.47	4.48	4.50	4.51	4.52	4.54	4.55	4.56	50
51	4.23	4.25	4.28	4.30	4.33	4.35	4.37	4.39	4.42	4.44	4.46	4.48	4.49	4.51	4.53	4.54	4.56	4.58	4.59	4.60	4.61	51
52	4.25	4.28	4.30	4.33	4.36	4.38	4.40	4.43	4.45	4.47	4.50	4.52	4.54	4.56	4.58	4.59	4.61	4.63	4.64	4.66	4.67	52
53	4.27	4.30	4.33	4.36	4.38	4.41	4.44	4.46	4.49	4.51	4.54	4.56	4.58	4.60	4.62	4.64	4.66	4.68	4.70	4.71	4.73	53
54	4.29	4.32	4.35	4.38	4.41	4.44	4.47	4.50	4.53	4.55	4.58	4.60	4.63	4.65	4.67	4.70	4.72	4.74	4.76	4.77	4.79	54

55	4.31	4.35	4.38	4.41	4.44	4.47	4.50	4.53	4.56	4.59	4.62	4.65	4.67	4.70	4.72	4.75	4.77	4.79	4.82	4.84	4.85	55
56	4.33	4.37	4.40	4.43	4.47	4.50	4.53	4.57	4.60	4.63	4.66	4.69	4.72	4.75	4.78	4.80	4.83	4.85	4.88	4.90	4.92	56
57	4.35	4.39	4.42	4.46	4.50	4.53	4.57	4.60	4.64	4.67	4.70	4.74	4.77	4.80	4.83	4.86	4.89	4.91	4.94	4.96	4.99	57
58	4.37	4.41	4.45	4.48	4.52	4.56	4.60	4.64	4.67	4.71	4.75	4.78	4.82	4.85	4.88	4.91	4.95	4.97	5.00	5.03	5.06	58
59	4.39	4.43	4.47	4.51	4.55	4.59	4.63	4.67	4.71	4.75	4.79	4.83	4.86	4.90	4.94	4.97	5.01	5.04	5.07	5.10	5.13	59

60	4.41	4.45	4.49	4.53	4.57	4.62	4.66	4.70	4.74	4.79	4.83	4.87	4.91	4.95	4.99	5.03	5.07	5.10	5.14	5.17	5.20	60
61	4.43	4.47	4.51	4.55	4.60	4.64	4.69	4.73	4.78	4.83	4.87	4.92	4.96	5.00	5.05	5.09	5.13	5.17	5.21	5.24	5.28	61
62	4.44	4.49	4.53	4.58	4.62	4.67	4.72	4.77	4.81	4.86	4.91	4.96	5.01	5.05	5.10	5.15	5.19	5.24	5.28	5.32	5.36	62
63	4.46	4.50	4.55	4.60	4.65	4.70	4.75	4.80	4.85	4.90	4.95	5.00	5.05	5.11	5.16	5.21	5.75	5.30	5.35	5.39	5.44	63
64	4.47	4.52	4.57	4.62	4.67	4.72	4.77	4.83	4.88	4.94	4.99	5.05	5.10	5.16	5.21	5.26	5.32	5.37	5.42	5.47	5.52	64

65	4.48	4.53	4.58	4.64	4.69	4.74	4.80	4.86	4.91	4.97	5.03	5.09	5.15	5.21	5.27	5.32	5.38	5.44	5.49	5.55	5.60	65
66	4.50	4.55	4.60	4.65	4.71	4.77	4.82	4.88	4.94	5.01	5.07	5.13	5.19	5.26	5.32	5.38	5.44	5.51	5.57	5.63	5.69	66
67	4.51	4.56	4.62	4.67	4.73	4.79	4.85	4.91	4.97	5.04	5.10	5.17	5.24	5.30	5.37	5.44	5.51	5.57	5.64	5.71	5.77	67
68	4.52	4.57	4.63	4.69	4.75	4.81	4.87	4.94	5.00	5.07	5.14	5.21	5.28	5.35	5.42	5.50	5.57	5.64	5.71	5.79	5.85	68
69	4.53	4.59	4.64	4.70	4.76	4.83	4.89	4.96	5.03	5.10	5.17	5.25	5.32	5.40	5.47	5.55	5.63	5.71	5.79	5.86	5.94	69

70	4.54	4.60	4.66	4.72	4.78	4.85	4.91	4.98	5.05	5.13	5.20	5.28	5.36	5.44	5.52	5.60	5.69	5.77	5.86	5.94	6.02	70
71	4.55	4.61	4.67	4.73	4.80	4.86	4.93	5.00	5.08	5.16	5.23	5.31	5.40	5.48	5.57	5.66	5.75	5.84	5.93	6.02	6.11	71
72	4.56	4.62	4.68	4.74	4.81	4.88	4.95	5.02	5.10	5.18	5.26	5.35	5.43	5.52	5.61	5.71	5.80	5.90	5.99	6.09	6.19	72
73	4.57	4.63	4.69	4.75	4.82	4.89	4.97	5.04	5.12	5.20	5.29	5.38	5.47	5.56	5.66	5.76	5.86	5.96	6.06	6.16	6.27	73
74	4.58	4.64	4.70	4.77	4.83	4.91	4.98	5.06	5.14	5.23	5.32	5.41	5.30	5.60	5.70	5.80	5.91	6.02	6.12	6.24	6.35	74

75	4.58	4.64	4.71	4.78	4.85	4.92	5.00	5.08	5.16	5.25	5.34	5.43	5.53	5.63	5.74	5.85	5.96	6.07	6.19	6.30	6.42	75
76	4.59	4.65	4.72	4.78	4.86	4.93	5.01	5.09	5.18	5.27	5.36	5.46	5.56	5.67	5.77	5.89	6.00	6.12	6.25	6.37	6.50	76
77	4.59	4.66	4.72	4.79	4.87	4.94	5.02	5.11	5.19	5.29	5.38	5.48	5.59	5.70	5.81	5.93	6.05	6.17	6.30	6.44	6.57	77
78	4.60	4.66	4.73	4.80	4.87	4.95	5.03	5.12	5.21	5.30	5.40	5.51	5.61	5.73	5.84	5.96	6.09	6.22	6.36	6.50	6.64	78
79	4.61	4.67	4.74	4.81	4.88	4.96	5.04	5.13	5.22	5.32	5.42	5.53	5.64	5.75	5.87	6.00	6.13	6.27	6.41	6.56	6.71	79

80	4.61	4.67	4.74	4.81	4.89	4.97	5.05	5.14	5.24	5.33	5.44	5.55	5.66	5.78	5.90	6.03	6.17	6.31	6.46	6.61	6.77	80

Monthly payment for ages not shown will be furnished by the Company on request.

Option
Five	Payment for a Designated Period

Years of Payments	Amount of Monthly Payment	Years of Payments	Amount of Monthly Payment	Years of Payments	Amount of Monthly Payment
10	$10.06	17	$6.71	24	$5.35
11	9.31	18	6.44	25	5.22
12	8.69	19	6.21	26	5.10
13	8.17	20	6.00	27	5.00
14	7.72	21	5.81	28	4.90
15	7.34	22	5.64	29	4.80
16	7.00	23	5.49	30	4.72

If you have any questions or concerns regarding this annuity, you may contact the insurer at:

Providian Life and Health Insurance Company

Mail Station 4210

4333 Edgewood Road NE

Cedar Rapids, IA 52499

1-800-866-6007

or you may contact your agent:

You may contact the Department of Insurance at the address and phone listed below only after the contacts between you and the insurer or its agent or other representative, or both, have failed to produce a satisfactory solution to the problem.

Consumer Service Division

California Department of Insurance

300 South Spring Street

Los Angeles, CA 90013

1-800-927-4357

(213) 897-8921

FM12/62